DIRECTION TECHNOLOGIES INC.

                  (A Development Stage Company)

                 REPORT AND FINANCIAL STATEMENTS
                        December 31, 1998

                     (Stated in US Dollars)


                        AUDITORS' REPORT

To the Directors,
Direction Technologies Inc.

We have audited the balance sheet of Direction Technologies Inc. (A Development Stage Company) as at December 31, 1998 and the statement of loss and deficit accumulated during the development stage, stockholders' equity and cash flows for the period April 30, 1998 (Date of Incorporation) to December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1998 and the results of its operations and its cash flows for the period April 30, 1998 (Date of Incorporation) to December 31, 1998, in accordance with generally accepted accounting principles in the United States.




Vancouver, Canada                                       /s/
                                Amisano Hanson
February 5, 1999
                                Chartered Accountants


Comments by Auditors for U.S. Readers on Canada - U.S. Reporting
Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about a company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements in respect of the developmental nature of the company and its losses from operations, substantial doubt about the company's ability to continue as a going concern exists. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report to the shareholders dated February 5, 1999 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.




Vancouver, Canada                                       /s/
                                Amisano Hanson
February 5, 1999
                                Chartered Accountants

                   DIRECTION TECHNOLOGIES INC.
                  (A Development Stage Company)
                          BALANCE SHEET
                        December 31, 1998
                     (Stated in US Dollars)

                            ASSETS
                                                       1998
Current
 Prepaid expenses                                         $ 650

                         LIABILITIES
Current
 Accounts payable                                         $1,500

                     STOCKHOLDERS' EQUITY
Deficit accumulated during the                            ( 850)
development stage

                                                          $650



Nature and Continuance of Operations - Note 1
Commitments - Note 6





                     SEE ACCOMPANYING NOTES



                   DIRECTION TECHNOLOGIES INC.
                  (A Development Stage Company)
                  STATEMENT OF LOSS AND DEFICIT
            ACCUMULATED DURING THE DEVELOPMENT STAGE
                        for the period
            April 30, 1998 (Date of Incorporation)
                      to December 31, 1998
                     (Stated in US Dollars)


                                                      April 30,
                                                        1998
                                                      (Date of
                                                     Incorporation) to
                                                      December
                                                         31,
                                                        1998
Expenses
 Legal and accounting                                       $ 850

Net loss for the period and deficit
accumulated during the                                    $ 850
 development stage

Loss per share                                             $   -

Weighted average number of shares                    -
outstanding

























                     SEE ACCOMPANYING NOTES
                   DIRECTION TECHNOLOGIES INC.
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS
for the period April 30, 1998 (Date of Incorporation) to December
                            31, 1998
                     (Stated in US Dollars)

                                                      April 30,
                                                        1998
                                                     (Date of
                                                     Incorporation) to
                                                      December
                                                         31,
                                                        1998
Cash Flows from Operating Activities
 Net loss for the period                               $    (850)


 Changes in non-cash working capital
balances related to
  operations:
  Prepaid expenses                                    (  650)
  Accounts payable                                    1,500



Net increase in cash during  the period              -

Cash, beginning of the period                        -

Cash, end of the period                              $  -




















                     SEE ACCOMPANYING NOTES
                   DIRECTION TECHNOLOGIES INC.
                  (A Development Stage Company)
                STATEMENT OF STOCKHOLDERS' EQUITY
for the period April 30, 1998 (Date of Incorporation) to December
                            31, 1998
                     (Stated in US Dollars)


                                                      Deficit
                                                      Accumulated
                    Common   Par      Additional      During the
                    Shares   Value    Paid-in         Development Stage        Total

Net loss for the    -        $     -  $    -          $  (850)                 $ (850)
period

Balance, as at
 December 31, 1998  -        $     -  $     -         $  (850)                 $ (850)
































                     SEE ACCOMPANYING NOTES
                   DIRECTION TECHNOLOGIES INC.
                  (A Development Stage Company)
                NOTES TO THE FINANCIAL STATEMENTS
for the period April 30, 1998 (Date of Incorporation) to December
                            31, 1998
                     (Stated in US Dollars)


Note 1 Nature and Continuance of Operations

       The company currently is in the business of developing the Qiblah Locator direction finding technology. In addition, the company has a license for the exclusive rights to manufacture and market a proprietary electric vehicle technology on a world-wide basis.

       These financial statements have been prepared on a going concern basis. The company has accumulated a deficit of $850 since incorporation. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

       The company was incorporated in Nevada on April 30, 1998 as Fuji International, Inc. and on December 28, 1998 the company changed its name to Direction Technologies Inc.

Note 2 Summary of Significant Accounting Policies

       The financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

       The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

       Development Stage Company
       The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The company is devoting substantially all of its present efforts to the business of developing the Qiblah Locator direction finding technology and manufacturing and marketing a proprietary electric vehicle technology. All losses accumulated since inception have been considered as part of the company's development stage activities. Income Taxes
       The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes".

       Loss Per Share
       Loss per share has not been calculated as there were no shares outstanding during the period.

       Fair Value of Financial Instrument
       The carrying value of accounts payable approximates fair value because of the short maturity of that instrument.

Note 3 Deferred Tax Assets

       The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after December 15, 1992. FAS 109 requires the use of the asset and liability method of accounting of income taxes.
       Under the assets and liability method of FAS 109, deferred tax assts and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settles.

       The following table summarizes the significant components of the company's deferred tax assets:

                                                       Total
       Deferred Tax Assets
        Non-capital loss carryforwards               $   850

       Gross deferred tax assets                     $   425
       Valuation allowance for deferred tax asset     ( 425)

                                                     $     -


       The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.
Note 4 Share Capital

       Authorized:
       50,000,000 common shares with a par value of $0.001 per share
       10,000,000 preferred shares with a par value of $0.001 per share

Note 5 Income Taxes

       No provision for income taxes has been provided in these financial statements due to the net loss. At December
       31, 1998, the company has net operating loss carryforwards, which expire in 2008 totalling $850, the tax benefit of which has not been recorded in the financial statements.

Note 6 Subsequent Events

     (i) The company received $5,000 as consideration for 5,000,000 common shares issued at a price of $0.001 per share.

     (ii) The company has offered, pursuant to an offering memorandum, up to 550,000 shares at a price of $0.50 per share. The offering is not subject to any minimum subscription level.

     (iii) On January 9, 1999, the company entered into a license agreement whereby the company shall have the exclusive rights to manufacture and market a proprietary electric vehicle technology. To secure this license the company is required to:

  a)   Pay $50,000 to the licensor;
  b) Pay a royalty of 2% of the gross sales price on each unit sold to the licensor; and
c) Use its best efforts in the development and production of a multi-passenger, short-haul, commercial vehicle suitable for hotel, resort and high traffic local markets.

          The initial term of this agreement is for five years from the date of approval by the regulatory authorities and is renewable for another five years unless the company does not achieve annual sales of CDN$2,000,000 within the initial term.

     (iv) On January 12, 1999, the company entered into a purchase agreement to acquire all the assets of Qiblah Technologies Ltd. ("Qiblah"), Qiblah is a South African corporation which is engaged in the research, development, manufacturing and marketing of the Qiblah Locator, a proprietary direction finding technology. The company is required to issue 5,000,000 common shares at a deemed price of $0.10 per share to acquire the technology.
Note 7    Uncertainty Due to the Year 2000 Issue

       The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers or other third parties, will be fully resolved.